Exhibit (g)(2)

Evercore Investment Corporation

INVESTMENT ADVISORY AGREEMENT

This Agreement, entered into as of                     , among Evercore Investment Corporation, a Maryland corporation, (“Client”), Evercore Asset Management LLC (the “Manager”) and Lincoln Capital Fixed Income Management Company, LLC, (the “Sub-adviser”).

1.	Assets. Client and Manager retain Sub-adviser to manage certain assets of Client on the following terms and conditions. The initial assets (hereinafter the “Account”) are identified and described in Exhibit A (“Account Assets”). Client or Manager may, upon written notice to Sub-adviser, add to or remove assets from the Account. Client, Manager and Sub-adviser agree that the inception date for the commencement of performance calculations for the Account will be .

2.	Investment Sub-adviser Role & Investment Guidelines. Sub-adviser accepts the appointment as investment adviser and agrees to supervise and direct the investments of the Account in compliance with the initial investment guidelines of Client as described in Exhibit B (“Investment Guidelines”). Client or Manager will notify the Sub-adviser in writing of any changes thereto and also notify Sub-adviser of any specific investment restrictions applicable to the Account.

3.	Sub-adviser Discretionary Authority. Subject to the Investment Guidelines, Sub-adviser shall have full discretionary authority as agent and attorney-in-fact with respect to the Account to (a) buy, sell, exchange, convert or otherwise trade in any stocks, bonds and other securities, including options, money market instruments and financial future instruments; (b) place orders for the execution of such securities transactions with or through such brokers, dealers, or issuers as Sub-adviser may select; and (c) vote proxies in accordance with the Manager’s Proxy Voting Policies.

4.	Confidentiality. Sub-adviser agrees that the terms of this Agreement and all activity related to the Account shall be confidential except as agreed to by Client and Manager.

5.	Account Custody. Sub-adviser will not act as Custodian for the Account. Client has appointed Investors Bank and Trust Company as custodian (“Custodian”) of the assets of the Account to take all necessary steps to settle purchases, sales and trades made by Sub-adviser, including delivery of certificates, payment of funds, and such other acts as may be necessary to fulfill such custodial responsibilities. The Sub-adviser shall give notice and directions (and copies thereof) with respect to transactions in such reasonable manner as shall be agreed upon with the Account’s Custodian and Client.

6.	Reports. Sub-adviser will promptly furnish Client and Manager with information and reports on the Account as requested by Client or Manager. Additionally, within 15 business days after the end of each calendar month, the Sub-adviser will furnish to Client and Manager the following regular reports: (a) all transactions during such month and all assets of the Account on the last day of such month; and (b) an account performance report showing the Account’s investment performance. The Sub-adviser will, monthly, reconcile with the Custodian reports and will notify Client and Manager of any material differences.

7.	Meetings. Sub-adviser will meet with representatives of Client or Manager on reasonable notice and at reasonable locations, at the request of the Client or Manager, to discuss general economic conditions, Account performance, investment strategy, and other matters relating to the Account.

8.	Sub-adviser Fees. The Sub-adviser agrees to accept in full payment for the services rendered hereunder an annual fee as shown on Exhibit C (“Annual Fee”). Sub-adviser agrees it is not entitled to receive any payments from Client and will look solely and exclusively to Manager for the payment of the Annual Fee. The Annual Fee shall be determined on a quarterly basis and shall be based on the fair market value of assets of the Account as determined by the Custodian, including cash and cash equivalents, as of the end of each calendar quarter ending in March, June, September and December of each year during which this Agreement is in force, and shall be payable within thirty (30) days after said dates. If this Agreement is not in force for a full quarter, the fee for such partial quarter shall be that portion of the full quarterly fee that the number of days of the quarter that this Agreement is in effect bears to the total number of days in said quarter. In the event assets are added or withdrawn from the Account during a quarter, fees will be prorated on a daily basis to reflect the change in assets under management.

9.	Sub-adviser’s Liability. Except for negligence, malfeasance, or violation of applicable law, neither Sub-adviser nor any of its officers, directors, employees or agents shall be liable hereunder for any actions performed or omitted to be performed or for any errors of judgment in managing the Account. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith and nothing in this agreement shall in any way constitute a waiver or limitation of any rights which Client may have under any federal and/or state securities laws.

10.	Bond/Fiduciary Liability Insurance. Sub-adviser agrees to procure and maintain, at its own sole cost, in full force and effect, during the term of this Agreement, a fidelity bond in form and amount satisfactory to Client and manager, covering the Sub-adviser and its officers, agents and employees. The Sub-adviser also agrees to procure and maintain in full force and effect, during the term of this Agreement, fiduciary liability insurance covering the Sub-adviser and its officers and employees in form and amount satisfactory to Client and Manager. The Sub-adviser shall furnish Client and Manager upon request with a copy of the fidelity bond and a certificate thereof and a copy of the fiduciary liability policy. If not covered in the fiduciary liability insurance policy, a copy of the Sub-adviser’s errors and omissions liability insurance as well as directors’ and officers’ liability insurance shall be included separately.

11.	Sub-adviser Services to Other Clients. It is understood and agreed that Sub-adviser and affiliates of Sub-adviser render investment management and other services to others who may or may not have investment policies, objectives and investments similar to those of the Account, and that they may continue to give advice and take actions on behalf of such clients which differ from advice given or actions taken in respect to the Account.

12.	Written Communications. Any notice, instruction, fax, request or other communications required or contemplated by this Agreement shall be in writing and shall be duly given when received by Sub-adviser at the address set forth below or when faxed, deposited by first-class mail, postage prepaid, or addressed to (or delivered by hand to) Client or Manager at the addresses set forth below and to the Custodian at such address as it may specify to Sub-adviser in writing provided that any party may, by notice, designate a different address for such party.

If to Sub-adviser:

Lincoln Capital Fixed Income Management

Company, LLC

260 Franklin Street, 14th floor

Boston, MA 02110

Phone # (617) 342-4109

Fax # (617) 261-4833

If to Client or Manager:

100 Wilshire Boulevard

Suite 1230

Santa Monica, CA 90401

Phone # (310) 260-6570

Fax # (310) 260-6576

with a copy to:

Gibson, Dunn & Crutcher LLP

333 South Grand Ave.

Los Angeles, CA 90071

Attention: Dhiya El-Saden

Phone # (310) 260-6570

Fax # (310) 260-6576

13.	Term & Termination. This Agreement shall be effective from signing and shall continue in force until two years from the date hereof, and on a year to year basis thereafter so long as such continuance is specifically approved annually (i) by the vote of a majority of the board of directors of Client who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval or (ii) by vote of a majority of the outstanding voting securities of Client. Notwithstanding the foregoing, this Agreement may be terminated without payment of penalty by Client, Manager or Sub-adviser by (i) vote of a majority of the directors of Client who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, (ii) vote of a majority of the outstanding voting securities of Client, or (iii) Manager, in its sole discretion, in each case by giving to the others written notice of termination at least 30 days prior to the date on which such termination is to take effect. Additionally, Client and Manager have the right to immediately terminate this Agreement upon giving written notice in the event of negligence, malfeasance, or legal violation by Sub-adviser or in the event Sub-adviser fails to follow Client’s Investment Guidelines. If Client deems it necessary, the Account assets may be frozen to prevent unauthorized trading.

14.	ADVs. Client acknowledges receipt of the Sub-adviser’s written disclosure statement (ADV-Part II) required by Rule 204-3 under the Investment Advisers Act not less than 48 hours prior to entering into this Agreement.

15.	General Provisions. In accordance with the provisions of the Investment Adviser’s Act of 1940, this Agreement will automatically terminate in the event of its assignment. This Agreement may be amended only through a written amendment signed by both parties. This Agreement and all transactions hereunder shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of [Illinois].

16.	Standard of Care. Sub-adviser represents and confirms that it is registered as an investment adviser under the Investment Advisers Act of 1940, and that with respect to the performance of its duties under this Agreement, Sub-adviser is a “fiduciary” as that term is defined in the Employee Retirement Income Security Act of 1974.

17.	DOL Exemption. The Sub-adviser is authorized to purchase new issue securities on behalf of Client from broker-dealers other than Lehman Brothers Inc. or any of its affiliates in underwriting or selling syndicates in accordance with PTE 2003-22. In connection with the foregoing, Client represents that it has received a copy of the proposal for PTE 2003-22 and a copy of the granted exemption published in the Federal Register, as well as any other information regarding the transactions covered by PTE 2003-22 reasonably requested by Client or Manager.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Lincoln Capital Fixed Income Management Company, LLC

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Evercore Investment Corporation

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Evercore Asset Management LLC

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